Exhibit 10.3

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”) is made on this 11th day of October 2018 (the “Effective Date”) by and between The Vanguard Group, Inc., a Pennsylvania corporation, with an address at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355 (“Subtenant”), and TREVENA, INC., a Delaware corporation, with an address at 955 Chesterbrook Boulevard, Suite 110, Chesterbrook, PA 19087 (“Sublandlord”).

WITNESSETH:

WHEREAS, on December 9, 2016 Sublandlord entered into an Agreement of Lease, as amended by that certain First Amendment to Lease dated June 12, 2017, (as amended, “Master Lease”) with Chesterbrook Partners, LP, a Delaware limited partnership (“Master Landlord”), as more specifically described in the Master Lease attached hereto and incorporated as Exhibit A, for approximately 48,796 square feet (“Master Lease Premises”) as more specifically described in the Master Lease in the building owned by the Master Landlord and located at 955 Chesterbrook Boulevard, Wayne, Pennsylvania (“Building”); and

WHEREAS, the term of the Master Lease expires on (i) April 30, 2028, with respect to Suite 110 in the Building, and (ii) May 31, 2028, with respect to Suite 200 in the Building (i.e., the Subleased Premises, as defined below);

WHEREAS, the Sublandlord desires to sublease a portion of the Master Lease Premises to Subtenant, and Subtenant desires to sublease the same from Sublandlord.

NOW, THEREFORE, the Sublandlord and the Subtenant, in consideration of the mutual covenants and conditions set forth herein and intending to be legally bound, do hereby agree as follows:

1. Subleased Premises.  The sublease premises shall consist of approximately 40,565 rentable square feet on the second floor of the Building (the “Subleased Premises”), as shown on Exhibit B attached hereto.  Sublandlord hereby subleases to Subtenant, and Subtenant subleases from Sublandlord, the Subleased Premises, upon the terms, conditions, covenants and agreements hereinafter set forth in this Sublease.  The remaining area of the Master Lease Premises not leased to Subtenant hereunder shall be hereafter referred to as the “Sublandlord’s Premises”.

2. Term.

(a) Commencement.  Subject to Master Landlord Consent as set forth in Paragraph 17 hereof, the term (“Term”) of this Sublease shall commence on the later to occur of (1) the date Master Landlord Consent is received, (2) the date the Non-Disturbance Agreement (as defined in Paragraph 12) is received, or (3) October 1, 2018 (such later date being the “Commencement Date”), and end on the date that is three (3) years and one (1) month following the Commencement Date (“Expiration Date”).  The Term is subject to any earlier termination of the Master Lease; provided, however, Sublandlord shall not exercise any right to terminate the

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Master Lease without Subtenant’s consent (except in instances where Sublandlord may terminate the Master Lease resulting from a casualty or condemnation subject to Paragraph 6(e) hereof).

(b) Sublease Year.  The first “Sublease Year” shall commence on the Rent Commencement Date (as hereinafter defined).  If the Rent Commencement Date is the first day of the month, the first Sublease Year will end twelve (12) full calendar months after the Rent Commencement Date. If the Rent Commencement Date is a day other than the first day of a month, the first Sublease Year will terminate on the last day of the twelfth (12th) full calendar month after the Rent Commencement Date.  Each subsequent Sublease Year shall commence on the date immediately following the last day of the preceding Sublease Year and shall continue for a period of twelve (12) full calendar months, except that the last Sublease Year of the Term (as it may be extended) shall terminate on the date this Sublease expires or is otherwise terminated.

(c) Option to Extend.    Subtenant shall have and is hereby granted two (2) options to extend the Term (each, a “Renewal Term” and collectively, the “Renewal Terms”) upon the terms, covenants, conditions and provisions set forth herein, the first of which shall be for a period of three (3) years, and the second of which shall be for the period commencing on the day after the last day of the first Renewal Term and ending on November 30, 2027.  Such options shall be exercisable by Subtenant giving written notice to Sublandlord of its intention to exercise the same at least twelve (12) months prior to the expiration of the then current Term.  Base Rent during the Renewal Terms shall be as provided in Paragraph 5(b).

(d) Delivery Condition; Substantial Completion. On the Commencement Date, Sublandlord shall deliver possession of the Subleased Premises to Subtenant in vacant, broom-clean condition (except for the FF&E set forth in Exhibit D attached hereto), with all building systems serving the Subleased Premises in operating order, and otherwise in compliance in all material respects with all applicable laws, rules, orders, ordinances, zoning and other governmental requirements (collectively, “Laws”).  Sublandlord shall not be performing any improvements to the Subleased Premises as a condition to delivery of possession and acceptance by Subtenant.  Except as expressly set forth herein, Subtenant shall accept the Subleased Premises in their existing condition and state of repair AS-IS, WHERE-IS, WITH ALL FAULTS.  Subtenant acknowledges that, except as specifically set forth in this Sublease, Sublandlord has made no representations, statements or warranties, express or implied, with respect to the condition of the Subleased Premises.  Subtenant’s taking of possession of the Subleased Premises shall be deemed conclusive evidence that the Subleased Premises were in good and satisfactory condition as of the Sublease Commencement Date.  Except for the work described in Paragraph 2(e), Subtenant will be performing all improvements desired for its use and operation of the Subleased Premises following the Commencement Date.  The improvements to be performed by Subtenant (the “Subtenant Improvements”) must be approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed, and Master Landlord (in accordance with the terms of the Master Lease) and conducted in accordance with the Master Lease and the Work Letter attached hereto as Exhibit C (“Work Letter”).

(e) Early Access.  Subtenant shall have reasonable access to the Subleased Premises during the period commencing on the later of (A) the day of receipt of Master Landlord Consent and (B) fourteen (14) days prior to the Commencement Date, and ending on the Commencement Date (“Early Access Period”) for the purpose of installing wiring, data cabling,

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furniture, equipment and other non-structural improvements to the Subleased Premises as more specifically set forth in the Work Letter attached hereto as Exhibit C; provided however, that in each instance (i) Subtenant shall provide evidence of insurance required of Subtenant hereunder, and (ii) all of Subtenant’s obligations under this Sublease during the Early Access Period, other than the obligation to pay Rent, shall apply.  Subtenant shall not commence business operations of any kind in the Subleased Premises during the Early Access Period.  Sublandlord shall not be liable in any way for any injury, loss or damage occurring as a result of Subtenant’s early access to the Subleased Premises, except to the extent caused by the negligence or willful misconduct of Sublandlord.  Subtenant and its contractors shall not unreasonably obstruct access to or through the Building or the Common Area or unreasonably interfere with Sublandlord’s or other tenants use of their respective premises or with any work or business being undertaken in the Building.

3. Master Lease.

(a) Subordinate.  Except as otherwise provided in this Sublease, the parties agree that this Sublease shall be subject and subordinate to all of the terms, covenants, conditions and provisions of the Master Lease.  The existence of this Sublease is dependent and conditioned upon the continued existence of the Master Lease, and if the Master Lease is terminated, cancelled or expires for any reason whatsoever during the Term, this Sublease shall terminate simultaneously therewith.

(b) Incorporation.  The terms, covenants, conditions and provisions contained in the Master Lease (including, but not limited to, the remedies provided thereunder) are incorporated herein by reference, and shall, as between Sublandlord and Subtenant, constitute the terms, covenants, conditions and provisions of this Sublease to the extent consistent with the terms of this Sublease, as if all references to the landlord thereunder were references to Sublandlord, as if all references to the tenant thereunder were references to Subtenant and as if all references to the Master Lease Premises thereunder were references to the Subleased Premises; provided, however, that:

(i) all references in the Master Lease, as incorporated herein by reference, to:  (1) “Fixed Rent” shall refer to the Base Rent payable hereunder, (2) “Additional Rent” shall refer to all charges and other sums payable by Subtenant as set forth in this Sublease, in addition to Base Rent, (3) “Commencement Date” shall refer to the Commencement Date hereunder, and (4) “Term” shall refer to the Term hereunder.

(ii) the following provisions of the Master Lease shall not apply to this Sublease except to the extent expressly incorporated and as modified herein: (a) Sections 1, 2 (first sentence), 3(a)-(c), 4(a)-(c), 5 (except the last two sentences), 6 (last sentence), 8, 12, 13(b)(iv), 18, 20, 27, 28 (last sentence), 33, 34, 38, 39, 40, 41, 42, and 43, and Exhibits A, C, D, Exhibit E (paragraph 5), G, H, I, J, and K, and the First Amendment to Lease, (b) any provisions requiring or referring to Tenant Improvements or Base Building Work, (c) any provision of the Master Lease allowing or purporting to allow any rent concessions or abatements (other than abatements for casualty or condemnation) or construction allowance, except as may be specifically provided herein, (d) any provision of the Master Lease conferring upon the tenant thereunder any expansion rights, extension rights, renewal rights, self help rights, tenant management of the Building, all references to “Guarantor,” rights of first offer or first refusal, any audit/contest rights and any and

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all termination rights, all except as may be specifically provided herein, and (e) any provisions that are supserseded by or in direct conflict with the provisions of this Sublease.

(iii) any non-liability, indemnity or hold harmless provision in the Master Lease for the benefit of the Master Landlord under the Master Lease, that is expressly incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Master Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.  Any right of Master Landlord in respect of rules and regulations expressly incorporated herein shall be deemed to inure to the benefit of Sublandlord, Master Landlord and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

(iv) Subtenant agrees to faithfully observe and perform the terms, covenants, conditions and provisions on its part to be observed and performed hereunder as well as those terms, covenants, conditions and provisions on its part to be observed and performed by the tenant under the Master Lease (and incorporated herein), except to the extent that they are inapplicable to, inconsistent with or modified by the provisions of this Sublease, but only to the extent that such obligations are related to the Subleased Premises.  To the extent the Master Lease imposes obligations that impact the remaining Sublandlord’s Premises and the Subleased Premises, Subtenant shall only be responsible for its prorata share of the obligation which is currently calculated at 83.13% (40,565 RSF/48,796 RSF) and which may change from time to time if and only if the RSF of the Subleased Premises changes as provided herein (“Subtenant’s Share”).  Subject to the terms of this Sublease, Sublandlord and Subtenant hereunder shall have the respective remedies of landlord and tenant under the Master Lease as modified by this Sublease.  Except as set forth in Section 23(h), (l), (m) and (n) hereof, and subject to obtaining the Master Landlord Consent, nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and Master Landlord.  Neither Sublandlord nor Subtenant shall do or permit to be done any act or thing which will constitute a breach or violation of any of the terms, covenants, conditions or provisions of the Master Lease, except that Sublandlord shall not be obligated to keep and obey any terms, covenants, conditions or provisions of the Master Lease with respect to the Subleased Premises that are expressly made the responsibility of Subtenant under this Sublease.

(c) Subtenant Representations.  Subtenant represents and warrants to Sublandlord that (i) Subtenant is a duly organized and validly existing corporation in good standing under the laws of the Commonwealth of Pennsylvania; (ii) Subtenant has the legal power, rights and authority to enter into this Sublease and to consummate the transactions contemplated hereby, and (iii) the individuals executing this Sublease on behalf of Subtenant have the power, right and authority to bind Subtenant; (iv) subject to obtaining the Master Landlord Consent and the Non-Disturbance Agreement, this Sublease will be valid and legally binding upon the Subtenant and enforceable in accordance with its terms and (v) there has not been filed by or against Subtenant a petition in bankruptcy, voluntary or otherwise, any assignment of for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to the Subtenant.

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(d) Subtenant Indemnity.  Except to the extent caused by the willful misconduct or negligence of Sublandlord or its agents, invitees, vendors, customers, contractors, subtenants (other than Subtenant), licensees or employees (“collectively, “Sublandlord Parties”), Subtenant will indemnify, defend and hold Sublandlord harmless from and against all loss, costs, damages, expenses and liability, including, but not limited to, reasonable attorneys’ fees, which Sublandlord may incur by reason of any injuries to person or property occurring in, on or about the Subleased Premises during the Term to the extent arising by reason of (i) any breach or default hereunder on Subtenant’s part; (ii) any work done in or to the Subleased Premises during the Term (A) by Subtenant or its agents or contractors, or (B) at the request of Subtenant (unless performed by or for Sublandlord or Master Landlord); (iii) any negligence or willful misconduct on the part of Subtenant, or any of Subtenant’s agents, invitees, vendors, customers, contractors, subtenants, licensees or employees (collectively, “Subtenant Parties”), or (iv) any accident, injury or damage whatsoever to any person or entity occurring during the Term (or the Early Access Period) in the Subleased Premises (except to the extent caused by the willful misconduct or negligence of Sublandlord or its agents, invitees, vendors, customers, contractors, subtenants (other than Subtenant), licensees or employees). Subtenant shall in no case have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Master Lease.

(e) Sublandlord Indemnity.  Subject to the terms of this Sublease, Sublandlord shall comply fully with all of its obligations under the Master Lease for the duration of the term of the Master Lease.  Sublandlord shall be liable to Subtenant for any such termination of the Master Lease that arises out of a default under the Master Lease by Sublandlord, where such default did not arise out of a default hereunder by Subtenant.  Except to the extent caused by the willful misconduct or negligence of Subtenant or any Subtenant Parties, Sublandlord will indemnify, defend and hold Subtenant harmless from and against any loss, cost, damage, expense and liability, including, but not limited to, reasonable attorneys’ fees which Subtenant may incur by reason of damage to personal property or injury to any person or persons to the extent arising by reason of (i) any negligence or willful misconduct on the part of Sublandlord, or any of Sublandlord’s agents, contractors, licensees or employees (collectively, “Sublandlord Parties”), (ii) any accident, injury or damage whatsoever to any person or entity occurring prior to the Commencement Date in the Subleased Premises (excluding any injury or damage arising from any work or use of the Subleased Premises by Subtenant and Subtenant Parties during the Early Access Period), or (iii) any breach or default hereunder on Sublandlord’s part.  In case of any obligation of Sublandlord to indemnify Subtenant pursuant to this Paragraph, such obligation shall be subject to and conditioned upon (x) the receipt by Sublandlord of prompt written notice of the claim with respect to which indemnification is sought and (y) Sublandlord having had reasonable opportunity to conduct the defense of such claim in such manner as it deems appropriate, with the full cooperation of Subtenant, and using counsel reasonably acceptable to Sublandlord.

(f) Sublandlord Representations.  Sublandlord represents and warrants to Subtenant that (i) as of the Commencement Date, Sublandlord is the tenant under the Master Lease and has the right to enter into this Sublease subject to obtaining the Master Landlord Consent; (ii) the Master Lease is in full force and effect and has not been modified or amended; (iii) a true and complete copy of the Master Lease is attached hereto as Exhibit A and there exist no other agreements between Master Landlord and Sublandlord governing the use or occupancy of the Subleased Premises; (iv) as of the Effective Date, neither Sublandlord or, to Sublandlord’s knowledge, Master Landlord are in default under the Master Lease beyond the expiration of the

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applicable grace period set forth in the Master Lease, and to Sublandlord’s knowledge, there exists no state of facts and no event has occurred which, with the passage of time or the giving of notice, or both would constitute a default by either Sublandlord or Master Landlord under the Master Lease; (v) there are no subleases entered into by Sublandlord which are currently in effect and which affect the use and occupancy of the Subleased Premises; (vi) Sublandlord is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware; (vii) subject to obtaining Master Landlord Consent, Sublandlord has the legal power, rights and authority to enter into this Sublease and to consummate the transactions contemplated hereby; (viii) the individuals executing this Sublease on behalf of Sublandlord have the power, right and authority to bind Sublandlord; (ix) subject to obtaining Master Landlord Consent, this Sublease will be valid and legally binding upon Sublandlord and enforceable in accordance with its terms; (x) there has not been filed by or against Sublandlord a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization or arrangement under the bankruptcy laws of the United States or any state thereof, or any other action brought pursuant to such bankruptcy laws with respect to Sublandlord; (xi) to Sublandlord’s knowledge, the Subleased Premises are free of Hazardous Materials, and (xii) Sublandlord has not received written notice that the Subleased Premises is in violation of any applicable Laws, or any restrictive covenants applicable to the Subleased Premises, including without limitation, all environmental laws and the Americans with Disabiltities Act of 1991, 42 USC § 1201 et seq. and all regulations applicable thereto promulgated as of the date hereof.  Sublandlord shall not voluntarily terminate the Master Lease as it applies to the Subleased Premises during the Term except as otherwise expressly provided herein.  Sublandlord shall promptly deliver to Subtenant a copy of any notice of default or termination or any notice relating to any casualty or taking, given by Sublandlord to Master Landlord or received by Sublandlord from Master Landlord related to the Subleased Premises.  As used herein, the language “to Sublandlord’s knowledge” shall be limited to the current, actual knowledge (without duty of investigation or inquiry) of the following employee of Sublandlord: John M. Limongelli.

(g) Defined Terms. All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Master Lease.
(h) No Personal Liability. No member, manager, partner, director, stockholder or employee of Sublandlord or Subtenant shall ever be personally liable for a claim of breach of this Sublease.

(i) Insurance. The provisions of Section 13 of the Master Lease, as incorporated herein, are modified such that Sublandlord shall maintain the insurance required of the tenant thereunder with respect to the Sublandlord’s Premises and Subtenant shall maintain such insurance with respect to the Subleased Premises; provided, however, the Property Insurance required pursuant to Section 13(b)(iii) of the Master Lease shall be written on All Risk form.  Subtenant shall include Master Landlord and Sublandlord as additional insureds on Subtenant’s policies required under this Sublease.  Subtenant’s waiver of subrogation shall apply to Sublandlord and Master Landlord.  Sublandlord’s waiver of subrogation shall apply to Master Landlord and Subtenant.  For the avoidance of doubt, Sublandlord shall not be required to maintain the insurance required of landlord under Section 13 of the Master Lease.

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(j) Hazardous Materials.  Except to the extent caused by the negligence or willful misconduct of Subtenant or any Subtenant Parties (as defined below), Sublandlord shall be responsible, at its sole cost and expense and without pass through to Subtenant, for remediating any Hazardous Materials in, on, or about the Building to the extent such are required to be remediated by the tenant under the Master Lease.

(k) Survival. This Paragraph 3 shall survive any termination or expiration of this Sublease.
4. Use of Subleased Premises.

(a) Office Use.  The Subleased Premises may only be used by Subtenant for general office space and other uses ancillary thereto, and Subtenant shall not, without the Sublandlord and Master Landlord’s prior written consent, use, suffer or permit the use of all or any portion thereof for any other purpose.  Subtenant shall have the right to use on a non-exclusive basis all parking areas, sidewalks, gym, common area conference rooms, elevators, restrooms, hallways or other similar facilities or areas of the Building or the Land available for use by the Subtenant in common with other occupants of the Building, to the extent that such right has been granted to Sublandlord (collectively, “Common Areas”), in a lawful and proper manner and in accordance with all requirements of any governmental or quasi-governmental body, the Rules and Regulations (as defined below), provided that such Rules and Regulations are applied to Subtenant in a non-discriminatory manner, and subject to the further limitations stated in the Master Lease.

(b) Not Permitted Uses.  Subtenant shall not use the Subleased Premises or any of the Common Areas for any use or activity which is hazardous or which would constitute a nuisance or which: (i) would violate any covenant, agreement, term, provision or condition of the Master Lease or this Sublease, including, without limitation, the Rules and Regulations attached hereto as Exhibit E (the “Rules and Regulations”), which Rules and Regulations may be modified from time to time upon prior written notice to Subtenant, provided such Rules and Regulations, as modified, are reasonable and are applied to Subtenant in a non-discriminatory manner, (ii) is in contravention of the certificate of occupancy for the Subleased Premises or the Building, (iii) would violate any requirement of any governmental or quasi-governmental body, or (iv) may in any way impair or interfere with any of the Building services or the proper and economic heating, air conditioning, cleaning or other servicing of the Subleased Premises, the Building, the Common Areas or the Building Parcel or any portion thereof or impair or interfere with the use of any of the Common Areas by, or occasion discomfort, inconvenience or annoyance to, other occupants of the Building or their employees, guests or invitees (including, without limitation, the Sublandlord) or impair the appearance of the Building. To the extent of any inconsistency between the Rules and Regulations and this Sublease, the terms of this Sublease shall govern.

(c) Licenses.  If any governmental license or permit shall be required for the proper and lawful conduct of any business or other activity carried on in the Subleased Premises, Subtenant shall, at the Subtenant’s sole expense, procure such license or permit and promptly submit a copy thereof to the Sublandlord, and maintain such license or permit and comply with the terms and conditions thereof in all material respects during the Term.

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(d) FF&E.  The furniture, fixtures and equipment set forth on Exhibit D hereto (“FF&E”) is owned by Sublandlord and shall remain the property of and be insured by Sublandlord during the Term.  Subtenant shall have the right to use the FF&E during the Term at no additional cost to Subtenant and upon expiration or earlier termination of this Sublease, Subtenant shall leave the FF&E in the Subleased Premises.  Subtenant accepts the FF&E in its “as-is”, “where-is”, “with all faults” condition, and Sublandlord makes no representations or warranties, express or implied, with respect thereto.  Subtenant shall not willfully damage or destroy, or remove the FF&E from the Subleased Premises without Sublandlord’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) and shall use the FF&E with ordinary care and return the FF&E in substantially the same condition in which it was delivered to Subtenant, normal wear and tear and casualty excepted.  Subtenant shall not be required to repair or replace any FF&E damaged or destroyed as the result of normal wear and tear and casualty during the Term.  If both options to extend the Term are exercised by Subtenant, at the end of the second Renewal Term, Subtenant shall have the right, but not the obligation, to purchase all or a portion of the FF&E from Sublandlord for $1.00. If Subtenant elects to purchase the FF&E pursuant to the terms of this Paragraph 4(d), Subtenant must notify Sublandlord in writing no less than 60 days prior to the end of the second Renewal Term.  If Subtenant fails to notify Sublandlord that it elects to purchase the FF&E pursuant to this Paragraph 4(d), Sublandlord shall have the right, without further notice to Subtenant, to remove and/or dispose of such FF&E at the end of the second Renewal Term.

5. Financial Matters.
(a) Security Deposit. Subtenant will not be required to provide a security deposit or other credit enhancement to Sublandlord or prepay any Rent under this Sublease.

(b) Base Rent.  Commencing on the date that is one (1) month after the Commencement Date (the “Rent Commencement Date”) and continuing thereafter during the Term (and the Renewal Term, if exercised by Subtenant), Subtenant shall pay Base Rent at the rates set forth in Schedule 1 attached hereto and incorporated herein by reference.

(c) Payment Date. Base Rent shall be payable in advance on the first day of each month during the Term commencing on the Rent Commencement Date.

(d) Additional Rent. Subtenant shall pay to Sublandlord or its designee as additional rent (“Additional Rent”), within thirty (30) days of demand:

(i) Subtenant’s Share (as defined above) of any amounts payable by Sublandlord under the Master Lease in respect of Tenant Energy Costs, Annual Operating Costs and Annual Tax Costs (each as defined in the Master Lease) attributable to the Subleased Premises during the Term.  If Sublandlord is required by the Master Landlord to make advance payments or deposits on account, Subtenant shall pay to Sublandlord Subtenant’s Share thereof based upon Sublandlord’s reasonable estimates of Subtenant’s obligations under this Paragraph. In such event, Sublandlord shall cause the actual amount of the Additional Rent to be computed and a statement thereof and to be sent to Subtenant within one hundred twenty (120) days following the end of the calendar year (including the last calendar year of the Term), and Subtenant and Sublandlord, as the case may be, shall within thirty (30) days after such statement is received by Subtenant, pay to

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the other the amount of any deficiency or overpayment, respectively, therein. Subject to Paragraph (f) below, Sublandlord shall have the right to demand payment during or after the expiration of the Sublease Term or the earlier termination of this Sublease;

(ii) Subtenant’s Share of the cost of all utilities (including but not limited to, electricity, gas, and water and sewer services) delivered to the Subleased Premises during the Term, to the extent not a part of Annual Operating Costs and separately metered to Sublandlord;

(iii) Charges passed on to Sublandlord for additional services requested by Subtenant from Master Landlord, including, without limitation, supplemental or overtime HVAC service, which are not covered under Annual Operating Costs; and

(iv) Other sums and charges payable by Subtenant pursuant to the terms of this Sublease.

Additional Rent and Base Rent are sometimes hereinafter referred to as “Rent.”

(e) Estimates and Statements.  Promptly upon receipt, Sublandlord shall deliver to Subtenant the estimates and statements furnished by Master Landlord under Section 4(h) and 4(i) of the Master Lease. Upon written request of Subtenant, Sublandlord shall exercise its right to Audit pursuant to Section 4(i) of the Master Lease. If any Audit shows an overpayment by Subtenant, then Sublandlord will credit Subtenant’s account by an amount equal to the excess or, if at the end of the Term, refund to Subtenant an amount equal to the excess within thirty (30) days of such Audit, in each case only to the extent that Sublandlord has actually received a credit or refund from Master Landlord.

(f) Back Bill Limitations.  All Additional Rent and other charges payable by Subtenant to Sublandlord hereunder shall be billed within one (1) year from the end of the calendar year in which such charges were incurred.  Subtenant shall not be responsible for the payment of any Additional Rent or other charges billed beyond such one (1)-year period.

6. Specific Covenants of the Parties. Notwithstanding anything to the contrary contained herein or in the Master Lease, the parties agree as follow:
(a) Payment of Rent.

(i) Subtenant shall pay all Base Rent, Additional Rent and any other amounts payable hereunder when due, and in the case of the Base Rent, without notice or demand and without any abatement, deduction or set-off for any reason whatsoever, except as may be otherwise explicitly provided in this Sublease.  In the event that the Rent Commencement Date is not the first day of a calendar month, the Base Rent for such partial calendar month in which the Rent Commencement Date occurs shall be paid to Sublandlord on the Rent Commencement Date.

(ii) Rent payable by Subtenant to Sublandlord hereunder shall be paid to Sublandlord at the address set forth above or at such other place or places as Sublandlord may designate to Subtenant in writing, in lawful money of the United States, by good and sufficient

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check (subject to collection) or at Sublandlord’s option by wire transfer of immediately available funds to the account designated by Sublandlord.

(iii) If Subtenant shall fail to pay Rent within five (5) days of when the same is due and payable, Subtenant shall pay a late payment charge equal to five percent (5%) of the amount due.  Such amount shall be payable as Additional Rent hereunder.

(b) Notices.  Notices and other communications hereunder shall be in writing and shall be given or made (i) by nationally recognized overnight courier service providing for overnight delivery (e.g., Federal Express, DHL), in which case notices shall be deemed given one (1) business day after deposit with such overnight courier, or (ii) by United States certified or registered mail with return receipt requested provided the sender shall obtain a written receipt for such delivery, in which case notices shall be deemed given three (3) business days after deposit with the United States postal service or (iii) in person, in which case notices shall be deemed given when received.  Either party may change its address or addresses for notices by a written notice to the other party.  All payments to be made by Subtenant to Sublandlord shall be delivered to Sublandlord at its address set forth below or to such other address as Sublandlord may hereafter designate in a written notice given under this Paragraph.

If to Subtenant:

The Vanguard Group, Inc.

Corporate Real Estate and Facilities Management

Mailstop S32

100 Vanguard Boulevard

Malvern, PA  19355

Attention:  Head of Corporate Real Estate

Email: Paul_Begin@Vanguard.com

With a copy to:

The Vanguard Group, Inc.

Mailstop M37

100 Vanguard Boulevard

Malvern, PA  19355

Attention:  Legal Department/Real Estate

Email: Contract_Notices@Vanguard.com

If to Sublandlord:

Trevena, Inc.

955 Chesterbrook Boulevard, Suite 110

Chesterbrook, PA 19087

Attention: General Counsel

(c) Time Limits. Except as expressly set forth herein, the time limits provided in the Master Lease for the giving of notices, making demands, performance of any act, condition

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or covenant, or the exercise of any right, remedy or option, are changed for the purposes of this Sublease, by lengthening or shortening the same in each instance by three (3) days (except that if the time limit provided in the Master Lease for the giving of any notice, making any demand, performing any act, condition or covenant or exercising any right shall be seven (7) days or less, then such time limit shall be changed by lengthening or shortening the same by two (2) days provided that in no event will the time limit given to Subtenant be less than four (4) days), as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so) within the time limit relating thereto contained in the Master Lease. Sublandlord shall promptly provide Subtenant with copies of all notices of entry or default notices sent to, or received from, Master Landlord or any other notice that pertains to the Subleased Premises.

(d) Termination of Master Lease.  If for any reason the term of the Master Lease is terminated or expires prior to the Expiration Date, this Sublease shall thereupon automatically be terminated as of the date which is one day prior to the expiration or termination of the Master Lease.

(e) Casualty and Condemnation.  If a fire or other casualty which damages the Subleased Premises occurs, and as a result of such fire or casualty, Sublandlord, as tenant under the Master Lease, has the right to terminate the Master Lease either in its entirety or with respect to the Subleased Premises pursuant to the terms of the Master Lease, then Sublandlord shall have the right to exercise any right of termination under the Master Lease, and shall have the right as a result thereof to cancel and terminate this Sublease, and the exercise of such right by Sublandlord shall not constitute a default or breach hereunder. If the Subleased Premises, or such portion thereof as to render the balance (if reconstructed to the maximum extent practicable in the circumstances) unsuitable for Subtenant’s purposes, shall be taken by condemnation or right of eminent domain, Sublandlord shall have the right to exercise any right of termination under the Master Lease, and shall have the right as a result thereof to cancel and terminate this Sublease, and the exercise of such right by Sublandlord shall not constitute a default or breach hereunder.  In the event of any such damage or condemnation, Sublandlord shall have no obligation to rebuild or restore the Subleased Premises or the Building; provided, however, if such repair work is not complete by the Outside Date (as defined in the Master Lease), Subtenant shall have the right to terminate this Sublease by written notice of termination to Sublandlord within ninety (90) days of the Outside Date.  If Sublandlord receives an abatement of fixed rent and/or any additional rent payable under the Master Lease as a result of a casualty or condemnation of the Subleased Premises, Subtenant shall be entitled to receive a corresponding abatement of Base Rent and/or other rent hereunder proportionate to the abatement of total rent payable by Sublandlord as Subtenant under the Master Lease, to the extent such abatement relates to the Subleased Premises.

(f) Assignment and Subletting.

(i) Notwithstanding anything to the contrary contained in the Master Lease, except as otherwise expressly provided below, Subtenant shall not (A) voluntarily or involuntarily or by operation of law or otherwise, assign, transfer, mortgage, pledge or encumber this Sublease without in each instance obtaining the prior written consent of Sublandlord which

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consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed, and the prior written consent of Master Landlord if and to the extent required under the Master Lease, or (B) sublet all or any part of the Subleased Premises or permit or suffer any person or entity to use or occupy all or any part of the Subleased Premises without in each instance obtaining the prior written consent of Sublandlord, which shall not be unreasonably withheld, conditioned or delayed, and the prior written consent of Master Landlord if and to the extent required under the Master Lease.

(ii) Notwithstanding the terms of Paragraph 6(f)(1) of this Sublease, Subtenant shall have the right to assign this Sublease or sublet all or a portion of the Subleased Premises, without Sublandlord’s consent, but with written notice to Sublandlord, to an Affiliate (as defined below), or in connection with a merger, consolidation or the sale of all or substantially all of the assets of Subtenant (including, the sale of all of the stock, membership interests, and/or partnership interests of Subtenant) (“Permitted Transferee”), provided that such proposed sublease or assignment shall be subject to, and shall comply in all respects with this Sublease and the Master Lease.  As used herein, the term “Affiliate” shall mean an entity which controls, is controlled by, or is under common control with the entity in question, where the term “control” means ownership of more than fifty percent (50%) of the ownership interests in the entity in question and the ability to control the management and operation of the entity in question.

(iii) Notwithstanding the terms of Paragraph 6(f)(1), subject to the prior approval of Sublandlord, not to be unreasonably withheld, conditioned or delayed, and the prior approval of Master Landlord, to the extent required under the Master Lease, Subtenant may assign or sublet all or a portion of the Subleased Premises from time to time during the term of this Sublease, provided that same are used in accordance with the provisions of Paragraph 4(a).

(iv) Notwithstanding anything herein to the contrary, in the event of an assignment or sublet, Subtenant shall remain liable hereunder.

(v) Subtenant agrees to pay all reasonable out-of-pocket costs incurred by Sublandlord in connection with any assignment or further subletting, including, without limitation, reasonable attorneys’ fees, and any charges or fees payable to Master Landlord.  Subtenant shall provide to Sublandlord and Master Landlord all information and shall comply with all procedures required by the Master Lease in connection with such proposed assignment or further subletting.

(g) Master Landlord Default.

(i) Sublandlord shall not be liable for any losses or damages incurred by Subtenant due to the failure of operation of the heating, cooling or other utility equipment or failure by Master Landlord to furnish any of the services, facilities, repairs or utilities to be provided under the Master Lease due to the necessity of repair of the same.  If at any time during the Term of this Sublease, Master Landlord shall default in any of its obligations to furnish facilities, services or utilities or to make repairs to the Subleased Premises, then, upon Sublandlord’s receipt of a written notice from Subtenant specifying such default, Sublandlord shall make a demand upon Master Landlord to perform its obligations under the Master Lease.  If

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following the making of such demand and the expiration of any applicable notice and cure period, Master Landlord shall fail to perform its obligations under the Master Lease, Sublandlord shall use commercially reasonable efforts to enforce any obligations of Master Landlord under the Master Lease, provided that Sublandlord shall not be required to withhold rent or institute any legal action or proceedings against Master Landlord unless Sublandlord, in its sole discretion, determines that such action would be appropriate under the circumstances. To the extent the Master Lease allows Sublandlord to exercise self-help rights and a reasonable basis exists for Subtenant to request that Sublandlord exercise such rights, Sublandlord shall exercise such rights, at Subtenant’s sole cost and expense, upon Subtenant’s written request.

(ii) Subtenant shall not be entitled to any abatement or other adjustment of the Rent payable under this Sublease as the result of the failure, interruption, diminution, or other impairment of any repairs, maintenance or services to be provided by Master Landlord under the Master Lease except if and to the extent Sublandlord receives an abatement or adjustment as tenant under the Master Lease for such failure, interruption, diminution or impairment which is also applicable to the Subleased Premises for the corresponding period of time.  If Sublandlord shall receive such an abatement or adjustment, Subtenant shall similarly receive its prorated portion of such abatement or adjustment of its corresponding obligation as applicable to the Subleased Premises for the corresponding period of time, such proration to take into account the extent to which the failure, interruption, diminution or other impairment impacts the Subleased Premises in relation to its impact on the remainder of the Sublandlord’s Premises.

(h) Services by Sublandlord.

(i) Subtenant agrees and acknowledges that Sublandlord is not in control of the structural repairs to the Building.  Subtenant will notify Sublandlord of any defective condition of the structural portions of the Building within the Subleased Premises of which Subtenant is aware, and Sublandlord shall promptly notify Master Landlord of any such conditions.  Sublandlord agrees to deliver such notification to Master Landlord promptly after its receipt and thereafter make good faith efforts to have Master Landlord correct the defective condition.  Sublandlord and Sublandlord Parties shall not be liable to Subtenant or Subtenant Parties for any damage, compensation or claim arising out of or related to the termination of this Sublease by reason of the destruction of the Subleased Premises, or from any fire, robbery, theft, mysterious disappearance and/or any other casualty, or from any leakage in any part or portion of the Building, or from water, rain or snow that may leak into or flow from any part of the Building, or from any other cause whatsoever, unless occasioned by the gross negligence or willful misconduct of Sublandlord, its agents, contractors and employees.  If any public utility or governmental body shall require Sublandlord or Subtenant to restrict the consumption of any utility or reduce any service to the Subleased Premises, Sublandlord and Subtenant shall comply with such requirements, without any abatement or reduction of the Basic Rent, Additional Rent or other sums payable by Subtenant hereunder.  Any goods, property or personal effects, stored or placed by Subtenant in or about the Subleased Premises shall be at the sole risk of Subtenant, and Sublandlord and Sublandlord Parties shall not in any manner be held responsible therefor, except if such injury or damage results from Sublandlord’s (or its agent’s or affiliate’s) gross negligence or willful misconduct.

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(ii) Subtenant shall be responsible for and control all Subleased Premises related security and, at Subtenant’s expense, may install additional security features, including, without limitation, a dedicated card access system, a staffed security desk within the Subleased Premises, and security cameras which may be installed inside the Subleased Premises or outside of the Subleased Premises in a location reasonably approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything set forth in this Sublease to the contrary, Sublandlord shall have the right to require Subtenant to remove such security system and related wiring at the end of the Term.

(iii) Subtenant shall have access to the Building and parking facilities on a seven (7) days per week, twenty-four (24) hour basis, three hundred sixty five (365) days per year subject to the Rules and Regulations.

(i) Signage.    Subject to the approval of Master Landlord in accordance with the Master Lease, Subtenant shall have the right, at its own expense, to install its proportionate share of signage on the existing exterior street monument on Duportail Road and inside the Building lobby on the Building directory.  All other signage shall be subject to the approval of Master Landlord in accordance with the Master Lease, and any such signage shall be removed by Subtenant at expiration of the Sublease Term at its sole cost and expense.

7. Rent Abatement.  The covenants of Subtenant under this Sublease are independent covenants, and, except as expressly set forth in this Sublease, Subtenant shall have no right to withhold any payment of Base Rent or other payment and Subtenant shall not be entitled to any rent abatement with respect to the Subleased Premises.

8. Recordation. Neither this Sublease nor any notice thereof shall be recorded in any public office.

9. Refusal by Master Landlord.   Subject to the terms of Paragraph 17, whenever pursuant to the terms of this Sublease or the Master Lease, Subtenant shall require the consent or approval of Master Landlord, Sublandlord’s simultaneous consent or approval shall also be required hereunder, which consent or approval shall not be unreasonably withheld, conditioned or delayed. If Subtenant delivers to Sublandlord a request that Master Landlord give such consent or approval, then Sublandlord agrees to deliver such request to Master Landlord promptly after its receipt by Sublandlord and thereafter make good faith efforts to obtain Master Landlord’s consent or approval.  If after such delivery of a request for Master Landlord to give its consent or approval, Master Landlord fails or refuses to give such consent or approval, then, regardless of whether the Master Lease provides that such consent or approval shall not be unreasonably withheld and/or delayed, provided that Sublandlord has made good faith efforts to obtain such consent or approval, (i) Sublandlord shall have no liability to Subtenant as a result thereof, and (ii) Sublandlord shall have no further obligation to obtain such consent or approval.

10. Alterations.

(a) Subtenant shall make no alterations, installations, changes, renovations, additions, replacements or improvements (“Alterations”) in or to the Subleased Premises, including, without limitation, the Subtenant Improvements (as defined below), without, in each

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instance, obtaining (i) the prior written consent of Master Landlord if and to the extent required under the Master Lease, and (ii) the prior written consent of Sublandlord which shall not be unreasonably withheld, conditioned or delayed.  All Alterations shall be performed in compliance with and subject to the terms and provisions of the Master Lease as incorporated herein.  Without limiting the forgoing, all Alterations will be performed by contractors reasonably approved by Sublandlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Except as expressly set forth in this Sublease to the contrary, Subtenant shall be obligated to remove any Alterations performed by or on behalf of Subtenant, including, the Subtenant Improvements, and restore the Subleased Premises at the expiration or early termination of the Term to substantially the same condition prior to such Alterations or the Subtenant Improvements; provided, however, to the extent Master Landlord and Sublandlord do not require removal of certain Alterations and restoration of the Subleased Premises, Subtenant may, at its option, elect to not remove such Alteration at the end of the Term. Subtenant shall not be obligated to remove any Alterations existing in the Subleased Premises as of the Commencement Date. Subtenant shall be required to remove from the Subleased Premises any equipment comprising Subtenant’s voice, or data systems, including associated wires, wiring trays and other equipment, materials and facilities (collectively, “Subtenant’s Data Systems”), whether located in the ceiling, floor and/or walls regardless of whether Sublandlord or Subtenant installed and/or paid for the installation of such systems; provided, however, to the extent Master Landlord and Sublandlord do not require removal of all or any portion of Subtenant’s Data Systems and restoration of the Subleased Premises, Subtenant may, at its option, elect to not remove the same at the end of the Term.

(c) Sublandlord hereby consents to Subtenant’s performance of the modifications to the Subleased Premises described in the Work Letter attached hereto as Exhibit C (collectively, “Subtenant Improvements”); provided that, the work is performed in accordance with and subject to the terms and conditions of the Master Lease and this Sublease. Subtenant shall reimburse Sublandlord for all Master Landlord’s charges under the Master Lease relating to any alterations, additions or improvements to the Subleased Premises, including, without limitation, charges in connection with Master Landlord’s review of any of Subtenant’s plans for alterations, additions or improvements to the Subleased Premises, Master Landlord’s inspection of such alterations, additions or improvements, and Master Landlord’s oversight and supervision of same.  Sublandlord shall not charge Subtenant any fees for Sublandlord’s supervision or inspection in connection with Subtenant’s alterations, additions or improvements, except if Sublandlord is required to hire third party consultants, whose actual fees and costs shall be paid by Subtenant, provided such fees and costs are commercially reasonable.  Sublandlord agrees to promptly request Master Landlord’s consent to the Subtenant Improvements and to use good faith efforts to obtain such consent. Subtenant shall be required to remove any of the Subtenant Improvements at the expiration or earlier termination of the Term of this Sublease; provided, however, to the extent Master Landlord does not require such removal and restoration, Subtenant may, at its option, elect to not remove such Subtenant Improvement.  Sublandlord shall promptly notify Subtenant if and when Sublandlord receives notice that Master Landlord requires any Alterations, including without limitation the Subtenant Improvements, to be removed at the end of the Term.

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11. Parking.  Subject to the terms and provisions of the Master Lease, Subtenant shall have the right to use one hundred fifty (150) unreserved parking spaces on the Property. Subtenant shall have no right to any reserved parking spaces.

12. Subordination.

(a) This Sublease and the term and estate hereby granted are and shall be subject and subordinate to (i) the lien of each mortgage, deed of trust, security interest or other financing arrangements which at any time hereafter affect the Subleased Premises or Master Landlord’s or Sublandlord’s interest therein, (iii) any ground leases and (iv) all extensions, modifications or amendments to the foregoing.  The foregoing provision for the subordination of this Sublease and the term and estate hereby granted shall be self-operative and no further instrument shall be required to effect any such subordination; but Subtenant shall, however, within twenty (20) days after written request by Sublandlord, execute and deliver any reasonable instruments that may be necessary or proper to effect such subordination or to confirm or evidence the same, provided such instruments are commercially reasonable in content.

(b) Except as previously disclosed to Subtenant, Sublandlord represents and warrants that there are no other mortgages, deeds of trust, ground leases, installment sale agreements and/or other instruments or encumbrances placed upon any or all of Sublandlord’s interest or estate in the Subleased Premises, including but not limited to the FF&E, as of the execution date of this Sublease.  Sublandlord shall deliver to Subtenant a non-disturbance agreement from Sublandlord’s existing lenders, Oxford Finance LLC and Pacific Western Bank in form and substance reasonably satisfactory to Subtenant (the “Non-Disturbance Agreement”).  This Sublease shall have no effect until Oxford Finance LLC and Pacific Western Bank each has delivered the Non-Disturbance Agreement to Subtenant.  If such Non-Disturbance Agreement is not given within sixty (60) days after the date of this Sublease, Subtenant may cancel this Sublease upon fifteen (15) days written notice to Sublandlord (in which event upon cancellation, Sublandlord will return to Subtenant any rent and any security deposit paid to Sublandlord by Subtenant, if any); provided, however, such cancellation shall not be effective if the Non-Disturbance Agreement is obtained prior to the expiration of such fifteen (15) day period.

13. Default.

(a) In the event of the breach by Subtenant of any of the terms, provisions, covenants, conditions or agreements of this Sublease or of the Master Lease (to the extent that such provisions are applicable to Subtenant) which extends beyond all applicable notice and cure periods, except as expressly set forth herein, Sublandlord shall have all the rights of the landlord under the Master Lease in addition to any rights hereunder and Subtenant shall be subject to all provisions thereof respecting the tenant under the Master Lease with respect to any such default.  With respect to any alleged default or breach by Subtenant of the terms and conditions of the Master Lease as incorporated herein, Subtenant shall have the benefit of all notice and cure periods provided to the tenant under the Master Lease.  The failure of Sublandlord to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Sublease, or any of the rules and regulations referred to hereinabove, whether heretofore or hereafter adopted by Sublandlord shall not be deemed a waiver of such violation nor prevent a subsequent act, which

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would have originally constituted a violation, from having all the force and effect of an original violation.  The receipt by Sublandlord of Rent with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach.  No provision of this Sublease shall be deemed to have been waived by Sublandlord, unless such waiver is in writing signed by Sublandlord.  No consent or waiver, express or implied, by Sublandlord to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

(b) Sublandlord shall be in default under this Sublease if Sublandlord fails to perform any of Sublandlord’s obligations under this Sublease and the failure continues for more than thirty (30) days after written notice from Subtenant (except in the case of an emergency or a material interference with Tenant’s right of quiet enjoyment of the Subleased Premises, in which case, Subtenant shall only be required to provide reasonable notice) specifying the default, or if the default is of a nature that it cannot be completely cured within the thirty (30) day period solely as a result of nonfinancial circumstances outside of Sublandlord’s control, if Sublandlord fails to begin curing the default within the thirty (30) day period and fails thereafter to cure the default within the time reasonably necessary to do so.  This Paragraph 13 shall survive the expiration or sooner termination of this Sublease.

14. Holding Over.  Notwithstanding anything contained in the Master Lease to the contrary, for each month or portion thereof Subtenant retains possession of the Subleased Premises or any portion thereof after the expiration or termination of this Sublease without the consent of Sublandlord, Subtenant shall become a month-to-month Subtenant on the terms of the Sublease except that Subtenant shall pay to Sublandlord one hundred and fifty percent (150%) of the most recent Base Rent pursuant to Paragraph 5(b) hereof and 100% of Additional Rent.  The provisions of this Paragraph shall not constitute a waiver by Sublandlord of any re-entry rights of Sublandlord as provided herein or by law.  Notwithstanding the foregoing, if Subtenant retains possession of the Subleased Premises or any portion thereof after the expiration or termination of the Master Lease, and the Sublandlord’s Premises has been fully surrendered to Master Landlord at the expiration or termination of the Master Lease,  Subtenant shall be liable for any and all losses, claims, expenses, damages and demands payable by Sublandlord to Master Landlord under Section 3(d) of the Master Lease (“Holdover Damages”); provided, however, in no event shall Subtenant be liable for any claims or demands made by succeeding tenants founded upon delay in delivery of possession of the Subleased Premises to such succeeding tenant unless Sublandlord has given Subtenant not less than 20 days written notice that there will be a tenant succeeding to the Subleased Premises.  If Subtenant retains possession of the Subleased Premises or any portion thereof after the expiration or termination of this Sublease without the consent of Sublandlord, and Sublandlord or any other subtenant of Sublandlord also retains possession of all or any part of the Sublandlord’s Premises, then Subtenant shall only be liable for Subtenant’s Share of Sublandlord’s Holdover Damages.  This Paragraph 14 shall survive the expiration or sooner termination of this Sublease.

15. Maintenance & Repairs.  Subtenant shall keep the Subleased Premises in good repair and condition, and shall comply with all requirements of the Master Lease relating to maintenance, repair and alterations of the Subleased Premises, except for repairs and replacements necessitated by the negligence or intentional acts of Sublandlord, its employees, officers, agents

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or contractors, in which case, Sublandlord shall perform such repairs and replacements in a good, workmanlike manner at its sole cost and expense.

16. Surrender of Subleased Premises.  At the expiration or earlier termination of this Sublease or Subtenant’s right of possession, Subtenant shall remove all of Subtenant’s personal property from the Subleased Premises, and quit and surrender the Subleased Premises to Sublandlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage caused by casualty, Sublandlord or Master Landlord, and any repairs or replacements that are the obligation of Sublandlord or Master Landlord, excepted.  Subtenant shall repair all damages to the Subleased Premises resulting from such removal.  If Subtenant fails to remove any of the Subtenant’s personal property within five (5) business days after the expiration or earlier termination of this Sublease or Subtenant’s right of possession, then Sublandlord, at Subtenant’s sole cost and expense, shall be entitled to remove Subtenant’s personal property.  Subtenant shall pay Sublandlord, upon demand, the actual, reasonable expenses and charges incurred by Sublandlord to remove Subtenant’s property.  Alternatively, Sublandlord may deem all or any part of Subtenant’s personal property to be abandoned and title to Subtenant’s personal property shall vest in Sublandlord.  Subtenant shall pay Sublandlord, upon demand, the actual, reasonable costs and expenses incurred by Sublandlord in disposing of any such property. Notwithstanding any of the foregoing, except as provided in Paragraph 2(d), upon expiration or earlier termination of this Sublease, the FF&E shall remain at and be surrendered to Sublandlord with the Subleased Premises in the condition required under Section 4(f) of this Sublease.

17. Master Landlord Approval.  This Sublease shall have no effect until Master Landlord has delivered to Sublandlord its written consent to this Sublease (“Master Landlord Consent”) in form and substance reasonably satisfactory to Sublandlord and Subtenant, including commercially reasonable attornment, non-disturbance and recognition provisions, and performance of the terms and provisions on the part of Master Landlord herein required, which consent shall be attached to this Sublease.  Subtenant shall have no right to occupy the Subleased Premises unless and until Master Landlord has given its written consent as provided herein. Sublandlord agrees to use commercially reasonable efforts to obtain the Master Landlord Consent, which shall include delivering a second request for consent pursuant to Section 7(g) of the Master Lease in the event Master Landlord fails to respond to Sublandlord’s initial request within ten (10) business days.  Subtenant shall furnish all necessary information as may be reasonably required by Master Landlord to consider the application for consent under the provisions of the Master Lease; provided, however, in no event shall Subtenant be obligated to provide Sublandlord or Master Landlord with financial statements or other financial information regarding Subtenant.  If such consent is not given within sixty (60) days after the date of this Sublease, Subtenant may cancel this Sublease upon fifteen (15) days written notice to Sublandlord (in which event upon cancellation, Sublandlord will return to Subtenant any rent and any security deposit paid to Sublandlord by Subtenant, if any); provided, however, such cancellation shall not be effective if the Master Landlord Consent is obtained prior to the expiration of such fifteen (15) day period.

18. Apportionment.  If the Term does not commence on the first day of a month or end on the last day of a month, Base Rent and all other charges for such partial month(s) will be paid by Subtenant to Sublandlord at the applicable rate on a pro rata basis.

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19. Amendment or Extension of Master Lease.  Sublandlord shall have the right to modify or amend the Master Lease without the prior written consent of Subtenant (but with written notice to Subtenant), unless such modification or amendment shortens the term of the Master Lease to a term expiring less than six (6) months after the expiration of the second Renewal Term, terminates this Sublease, reduces any rights or services to be provided to Subtenant under this Sublease, increases any financial obligation of Subtenant hereunder, or increases any non-financial obligation of Subtenant hereunder, in which event Subtenant’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such modification or amendment shall be required; and any reference in this Sublease to the Master Lease shall mean the Master Lease as modified or amended from time to time.

20. Governing Law.  Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the state in which the Subleased Premises are located.

21. Broker.  Sublandlord and Subtenant represent and warrant to each other that neither one has used the services of a real estate broker in connection with this Sublease other than, in each case, JLL – Suburban Philadelphia Area Office (collectively, the “Brokers”).  In the event of a breach of this provision, the breaching party shall indemnify and defend the non-breaching party for all costs, claims, expenses, fees (including reasonable attorney fees) etc. related to a broker’s claim.  Sublandlord shall pay each of the Brokers their commissions pursuant to separate written agreements.

22. Generator.  At no additional cost to Subtenant, Sublandlord shall provide Subtenant with access to and use of the existing Generator to connect each of the following in or serving the Subleased Premises to the Generator: (a) all IDF closets, and (b) life safety systems. Subtenant shall have the right to install and maintain an additional emergency generator (together with piping, routing, feeders and conduits extending from such generator to the Subleased Premises) or replace the existing Generator, at Subtenant’s sole cost and expense. The size, specifications, capacity and location of the additional or replacement generator shall be mutually agreed upon by the parties, and approved by Master Landlord if required under the Master Lease. Subtenant, at its sole cost and expense, shall obtain all necessary approvals and permits from the municipality required in connection with the installation of an additional generator.  Subtenant, at its sole cost and expense, shall obtain and maintain at all times during the Term (including any Renewal Terms) a service and maintenance contract for the Generator, a copy of which shall be promptly provided to Sublandlord following mutual execution thereof.  Subtenant acknowledges and agrees that Sublandlord is not making any representations or warranties whatsoever with respect to the Generator and that the Generator is being provided to Subtenant in its As-Is, Where-Is condition.  Subtenant shall be solely responsible for all costs to operate, maintain, and repair the Generator during the Term, including, without limitation, all fuel costs, and Sublandlord shall have no obligations whatsoever with respect to the Generator.  Notwithstanding the foregoing, Sublandlord shall be responsible for any replacement of the Generator (the “Replacement Generator”).  The cost of the Replacement Generator shall be amortized in equal monthly amounts over the useful life of the Replacement Generator (including reasonable interest on the amortized cost), and Subtenant shall pay the monthly amortization payments coming due during the Term (including any Renewal Terms) as Additional Rent.

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23. Miscellaneous.

(a) Prior Understandings; Entire Agreement.  All understandings and agreements heretofore had between the parties are merged in this Sublease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties.  This Sublease contains a complete statement of all the agreements and arrangements between the parties with respect to its subject matter and cannot be changed or terminated orally.  This Sublease shall be construed without any presumption against the party drafting this Sublease or causing the same to be drafted.

(b) Submission to Jurisdiction.  Subtenant and Sublandlord each (i) irrevocably agrees that any suit, action or other legal proceeding arising out of or relating to this Sublease may be brought in the courts of the Commonwealth of Pennsylvania or of the United States of America located in Chester County, Pennsylvania, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding, and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

(c) Captions.  The captions in this instrument are used for convenience in finding the subject matters, and are not to be taken as part of this instrument, or to be used in determining the intent of the parties, or otherwise interpreting this Sublease.

(d) Cost and Expenses.  Without limiting any other rights or remedies of Sublandlord hereunder, if Subtenant shall be in default under this Sublease and such default shall remain uncured beyond the expiration of the applicable notice, grace and cure periods set forth herein, all reasonable attorney’s fees and all other reasonable costs and expenses incurred by Sublandlord in enforcing Sublandlord’s rights hereunder or in collecting any Base Rent or Additional Rent hereunder shall be Additional Rent hereunder and shall be payable by Subtenant within thirty (30) days after written notice from Sublandlord and either a judicial determination of Subtenant’s default or a written acknowledgement by Subtenant of the same.  Without limiting any other rights or remedies of Subtenant hereunder, if Sublandlord shall be in default under this Sublease and such default shall remain uncured beyond the expiration of the applicable notice, grace and cure periods set forth herein, all reasonable attorney’s fees and all other reasonable costs and expenses incurred by Subtenant in enforcing Subtenant’s rights hereunder shall be payable by Sublandlord within thirty (30) days after written notice from Subtenant and either a judicial determination of Sublandlord’s default or a written acknowledgement by Sublandlord of the same.

(e) Waiver of Jury Trial and Arbitration.  The parties hereby waive any right they might otherwise have to a trial by jury in connection with any dispute arising out of or in connection with this Agreement or the use and occupancy of the Subleased Premises; and they hereby consent to arbitration of any such dispute in Chester County, Commonwealth of Pennsylvania, by a single arbitrator before the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules of the AAA modified as follows:  (i) the total time from date of demand for arbitration to final award shall not exceed forty-five (45) days; (ii) all notices may be by telephone or other electronic communication with later confirmation in writing; (iii) the time, date, and place of the hearing shall be set by the arbitrator in his or her sole discretion, provided

DMEAST #35029637 v1020

that there shall be at least ten (10) business days prior notice of the hearing; (iv) there shall be no post-hearing briefs; (v) there shall be no discovery except by order of the arbitrator; and (vi) the arbitrator shall issue his or her award within ten (10) business days after the close of the hearing.  The decision of the arbitrator shall be final and binding on the parties and judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The fees and expenses of the arbitrator shall be paid half by Sublandlord and half by Subtenant unless the arbitrator decides otherwise in its decision.

(f) Survival. All indemnification obligations set forth herein shall survive the expiration or earlier termination of this Sublease.

(g) No Consequential Damages.  Notwithstanding anything contained herein to the contrary, in no event shall Sublandlord or Subtenant be liable to the other for consequential, indirect, incidental, punitive or special damages of any kind.

(h) Master Landlord’s and Sublandlord’s Right of Entry.

(i) Master Landlord, Sublandlord and/or their respective agents shall have the right to enter the Subleased Premises at any time and from time to time, provided such individuals (A) have been issued a security access card by Subtenant pursuant to Paragraph 23(m) hereof, or (B) are accompanied within the Subleased Premises at all times by a representative of Subtenant. In the case of individuals granted access under (B) in the preceding sentence, Master Landlord or Sublandlord shall request escort by telephone by calling Subtenant’s Global Security Command Center at +1 (610) 669-6800 or by email to International_Global_Security@Vanguard.com, within the following time requirements: (1) in any emergency involving the threat of personal injury or significant damage to property at any time and with only as much notice as is reasonably practical under the circumstances in order to notify Subtenant of any intended emergency entry into the Subleased Premises, the nature of the emergency, and the purpose of such entry (which may be no notice, provided that if Sublandlord has not given Subtenant prior notice, it shall give written notice as soon as is reasonably practicable after such emergency entry); only thereafter may Master Landlord or Sublandlord, as the case may be, enter the Subleased Premises by means of a master key (or forcibly, but only if non-forcible entry is not reasonably possible), and, (2) at all other times upon at least 48 hours’ prior written notice  during normal business hours on business days, to examine or inspect the same and to make such repairs, replacements, alterations, improvements, or additions as Master Landlord or Sublandlord may reasonably deem necessary or desirable to any portion of the Subleased Premises or which Sublandlord is required to make pursuant to this Sublease or for the purpose of complying with laws, regulations and other directions of governmental authorities, or for any purposes permitted under Section 12 of the Master Lease. Notwithstanding the foregoing, in the event Master Landlord has given Subtenant at least 48 hours’ prior written notice in accordance with clause (2) of this subsection and a representative of Subtenant is not available to escort Master Landlord at the time scheduled for Master Landlord’s access, Master Landlord shall provide a second notice to Subtenant via telephone by calling Subtenant’s Global Security Command Center at +1 (610) 669-6800 and if and only if Subtenant does not provide a representative to escort Master Landlord within one (1) hour of such second notice, then Master Landlord may enter the Subleased Premises by means of a master key. Any employees or contractors of Master Landlord who have been successfully screened in accordance with Paragraph 23(m) below and are providing

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after-hours services to the Subleased Premises shall be granted security access cards which may be used for such use.

(ii) Subtenant shall have the right, throughout the Term upon written notice to Master Landlord and Sublandlord, to establish within the Subleased Premises secure “Limited Access Areas”, in which Confidential Information may be located or stored. Subtenant will clearly identify and mark such Limited Access Areas on a plan of the Subleased Premises or on the entrance to such areas.  Notwithstanding any other provision of this Sublease, any entry into Limited Access Areas shall be in compliance with Subtenant’s practices from time to time established with respect to Limited Access Areas, and limited to persons who (A) have been issued a security access card by Subtenant pursuant to the provisions of Paragraph 23(m) of this Sublease and  have been deemed by Subtenant to have a business need for access such Limited Access Areas, or (B) are accompanied within the Limited Access Areas at all times by a representative of Subtenant, which will be provided by Subtenant upon at least 48 hours’ prior written notice by email to International_Global_Security@Vanguard.com.  Notwithstanding the immediately foregoing, in the event Master Landlord has given Subtenant at least 48 hours’ prior written notice in accordance with clause (B) of this subsection and a representative of Subtenant is not available to escort Master Landlord at the time scheduled for Master Landlord’s access, Master Landlord shall provide a second notice to Subtenant via telephone by calling Subtenant’s Global Security Command Center at +1 (610) 669-6800 and if and only if Subtenant does not provide a representative to escort Master Landlord within one (1) hour of such second notice, then Master Landlord may enter the Limited Access Areas by means of a master key. Further, if a representative of Subtenant shall not be present to open and permit entry into the Limited Access Areas at any time when such entry by Master Landlord  or Sublandlord is necessary in an emergency involving the threat of personal injury or significant damage to property,  Master Landlord, Sublandlord and/or their respective employee(s) and agent(s) so entering the Limited Access Areas shall first contact Subtenant’s security personnel at (610) 669-6800, or any other telephone number provided by Subtenant to Master Landlord and Sublandlord from time to time in writing, if prior notice of such emergency entry is reasonably practical under the circumstances, in order to notify Subtenant of any intended emergency entry into the Subleased Premises, the nature of the emergency, and the purpose of such entry; only thereafter may Master Landlord, Sublandlord and/or their respective employee(s) and agent(s) enter the Limited Access Areas by means of a master key (or forcibly, but only if non-forcible entry is not reasonably possible) without liability to Subtenant and without such entry constituting an eviction of Subtenant or termination of this Sublease; provided, however, if prior notice of such emergency entry is not reasonably practical under the circumstances, Master Landlord or Sublandlord, as the case may be, shall provide written notice to Subtenant as soon as is reasonably practicable after such emergency entry.  Master Landlord and Sublandlord shall use commercially reasonable efforts to safeguard the Limited Access Areas in the event of entry during an emergency. If Subtenant desires the Limited Access Areas to be cleaned by Master Landlord, Subtenant shall provide clear, written instructions with respect to such access and cleaning requirements.

(i) Subtenant’s Failure to Perform Maintenance or Repairs.  In the event Subtenant fails to perform any maintenance or repairs to the Subleased Premises required to be made by Subtenant pursuant to this Sublease or the Master Lease, Sublandlord may elect to perform such repairs following Subtenant’s failure within three (3) business days following notice

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to Subtenant of its failure to make repairs or perform any work which Subtenant is obligated to perform under this Sublease.  Subject to the terms of this Sublease, Subtenant shall permit Sublandlord to use, repair, maintain and replace pipes, ducts, wires, conduits and appurtenant fixtures in and through the Subleased Premises and to erect or install new pipes, ducts, wires, conduits and appurtenant fixtures therein.  Sublandlord may, during the progress of any work in the Subleased Premises, take all reasonably necessary materials and equipment into the Subleased Premises without the same constituting an eviction nor shall Subtenant be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business; provided, however, that Sublandlord shall use commercially reasonable efforts not to unreasonably interfere with Subtenant’s operations.  If, after giving the notice, if any, required above, Subtenant is not present to open and permit an entry into the Subleased Premises, Sublandlord or Sublandlord’s agent may enter the same by master key or otherwise whenever such entry may be necessary in the event of emergency (after trying to give written or oral notice to Subtenant), and provided reasonable care is exercised to safeguard Subtenant’s property, and such entry shall not render Sublandlord or its agent liable therefor, nor in any event shall the obligations of Subtenant hereunder be affected.  In exercising its rights hereunder, Sublandlord shall make a good faith effort to avoid disruption of Subtenant’s use of the Subleased Premises and to not enter the Subleased Premises unescorted by Subtenant personnel.

(j) Successors and Assigns.  This Sublease shall apply to all respective successors and permitted assigns of the parties hereto, but this Paragraph shall not be construed as a consent to any assignment or subletting by Subtenant.  In the event of a sale of the Building, Master Landlord shall be relieved of all covenants and obligations arising after the date of the Transfer.  In the event of Sublandlord assignment of the Master Lease, Sublandlord shall be relieved of all covenants and obligations hereunder arising after the date of such assignment.

(k) Signatures.  This Sublease may be executed in any number of counterparts, and it shall be sufficient that the signature of each party appear on one or more such counterparts.  All counterparts shall collectively constitute a single agreement.  Signatures transmitted by e-mail or facsimile shall be treated as original signatures for all purposes of this Sublease.

(l) No Publication of Trademarks, Trade Names, and Publicity.    Except as is reasonably necessary to perform its obligations hereunder, Master Landlord and Sublandlord agree not to use the name(s), trademarks, trade names, service marks, and other marks (collectively, “Marks”) of Subtenant, whether registered or not, in publicity releases or advertising or in any other manner, including company lists, marketing lists or client lists, without securing the prior written approval of a director of real estate, a managing director or higher ranking officer of Subtenant.  Further, Master Landlord and Sublandlord shall not provide any Subtenant contact or key person information to any Affiliate of Master Landlord or Sublandlord or any third party, unless Subtenant has approved such in advance.  Master Landlord, Sublandlord and Subtenant acknowledge and agree that due to the unique nature of the trademarks, trade names, service marks and other marks of Subtenant, there may be no adequate remedy at law for a breach of the obligations under this Paragraph and that such breach may cause irreparable harm to Subtenant.  Upon any such breach or any threat thereof, Subtenant shall be entitled to seek appropriate equitable relief in addition to whatever remedies it may have at law.  The provision of this Paragraph shall survive the expiration or sooner termination of this Sublease. Notwithstanding the foregoing, in the event of a potential sale or financing of the Property, Master Landlord may

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disclose the existence of The Vanguard Group, Inc.’s tenancy under this Sublease to a bona fide lender or purchaser; provided, however, for the avoidance of doubt, the terms and conditions of this Sublease shall be deemed Confidential Information for purposes of this Sublease and the Master Landlord Consent.

(m) Criminal Background Investigation.

(i) In connection with the issuance of access to the Subleased Premises by Master Landlord, Sublandlord or their respective employees, agents and contractors, Subtenant may, at Subtenant’s sole cost and expense, conduct a criminal background investigation (an “Investigation”) of any or all personnel employed by Master Landlord, Sublandlord or by any Contractor (“On-Premises Personnel”) who will be issued an access to determine whether such individuals have ever committed a Criminal Offense.  Master Landlord and Sublandlord will provide reasonable cooperation and information to Subtenant, at Subtenant’s request, in connection with Subtenant’s performance of any such Investigation, provided that supplying such cooperation and information does not violate any applicable law, rule, or regulation.

(ii) At the request of Master Landlord or Sublandlord, individuals not determined by Subtenant to be Excluded Persons (hereinafter defined) may be granted unescorted entry to the Subleased Premises.  Individuals who do not pass Subtenant’s background checks shall be deemed Excluded Persons and shall not be issued unescorted entry to the Subleased Premises.

(iii) For purposes of this Paragraph, (i) “Criminal Offense” means any felony or misdemeanor offense based on dishonesty and/or of a monetary or financial nature, including, but not limited to, theft, fraud (credit card, bad checks or otherwise), shoplifting, forgery, counterfeiting, embezzlement, or any other misdemeanor or felony conviction related to their employment duties, and (ii) a “Contractor” means a self-employed individual, independent contractor or person employed by any vendor, agent or subcontractor retained by or under contract with, Master Landlord or Sublandlord who will or may provide services on behalf of Master Landlord or Sublandlord within the Subleased Premises for ten (10) or more consecutive business days, or for fifteen (15) or more non-consecutive business days, within any given twelve (12) month period.

Master Landlord, Sublandlord and Subtenant acknowledge and agree that any criminal conviction records or other information obtained from conducting an Investigation shall be deemed confidential and shall be handled, and maintained as if part of a confidential personnel file and as required by law, and such information shall be used solely for the purposes of approving or disapproving the assignment of any On-Premises Personnel to perform services within the Subleased Premises. Pursuant to a written request from Subtenant, and to the extent permitted by Law, Master Landlord or Sublandlord shall immediately replace, or arrange for the replacement of, any Contractor or On-Premises Personnel who has been convicted of any Criminal Offense, and any such person shall thereafter be deemed an Excluded Person. Master Landlord and Sublandlord shall indemnify, defend and save Subtenant and Subtenant’s officers, directors, and employees, and each of their respective heirs, successors and assigns, harmless from any and all legal action, damages, loss, liabilities, and cost and expense (including reasonable attorney’s fees) relating to, pertaining to, or arising from Sublandlord failing to handle and maintain any confidential information as provided in this Paragraph.  Subtenant shall indemnify, defend and save Master

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Landlord and Master Landlord’s officers, directors, and employees, and each of their respective heirs, successors and assigns, harmless from any and all legal action, damages, loss, liabilities, and cost and expense (including reasonable attorney’s fees) relating to, pertaining to, or arising from Subtenant failing to adequately handle and maintain any confidential information as provided in this Section.

(n) Confidentiality.

(i) Sublandlord shall hold the Confidential Information (as defined below) of Subtenant in strict confidence, and shall adhere to industry best practices for securing the Confidential Information of Subtenant so as to reasonably ensure that such Confidential Information is not lost, stolen or otherwise used, modified or accessed by any unauthorized person.  Sublandlord shall have the limited right to use the Confidential Information only for the purpose of fulfilling its commitments and obligations to Subtenant under this Sublease and for no other purpose.  Sublandlord may disclose or distribute such Confidential Information only to those of its officers, employees, agents and contractors who have a business need to know such Confidential Information in order to carry out their functions in connection with the tasks they are requested to perform under this Sublease; provided, however, that nothing contained herein shall restrict Sublandlord from disclosing such Confidential Information as may be required by applicable legal requirements.

(ii) Notwithstanding the foregoing, in the event of a sale or financing of the Property, Sublandlord shall be permitted to disclose the terms and conditions of this Sublease to any bona fide lender or purchaser, as well as to its agent, employees, consultants and contractors, but only to the extent that (i) such terms and conditions are actually and reasonably requested by such parties in connection with the contemplated purchase or financing of the Property, as the case may be; and (ii) such parties shall agree, in writing, to hold and maintain the terms and conditions of the Sublease revealed to it in accordance with the provisions of this Paragraph.  Sublandlord and Subtenant shall take all appropriate action to ensure the protection, confidentiality and security of the Confidential Information.  Sublandlord shall (a) notify Subtenant promptly upon becoming aware of any unauthorized possession, use or knowledge of any part of the Confidential Information, (b) reasonably assist Subtenant in any action against the person(s) responsible for such unauthorized possession, use or knowledge, and (c) take immediate corrective action to end such unauthorized possession, use or knowledge and prevent any other or future unauthorized possession, use or knowledge.

(iii) Sublandlord and Subtenant acknowledge and agree that due to the unique nature of the confidential Information, there may be no adequate remedy at law for a breach of the obligations under this Paragraph and that such breach may cause irreparable harm to Subtenant.  Upon any such breach or any threat thereof, Subtenant shall be entitled to seek appropriate equitable relief in addition to whatever remedies it may have at law.  The provision of this Paragraph (n) shall survive the expiration or sooner termination of this Sublease.

(iv) “Confidential Information” shall mean (a) all information with respect to the business and operations of Sublandlord and Subtenant, account and other information of Sublandlord’s and Subtenant’s customers as well as their respective affiliates and subsidiaries, all information and materials related to Subtenant’s proprietary computer and

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communications systems disclosed to Sublandlord, (b) the subject and terms of any and all potential or binding business transactions between Sublandlord and Subtenant, (c) all oral or written information, of whatever kind and in whatever form, and whether or not marked as “confidential,” of Subtenant, its affiliates, their respective employees, suppliers, or customers, including the identities thereof, that may be obtained from any source as a result of or in connection with this Sublease, and (d) all such other information designated by Subtenant or its affiliates as confidential, including, without limitation, consumer reports, information derived from consumer reports and a compilation of such records, but not including any such records that do not personally identify an individual customer of Subtenant,  past, present or future business and business activities, financial or technical information; products, services, research and development; processes, techniques; designs; financial planning practices; client information (including clients’ identities and any client related data or information); and marketing plans.  “Confidential Information” shall not include any information which Sublandlord can demonstrate (a) was known by Sublandlord prior to its disclosure by Subtenant and was not obtained in such circumstances subject to a requirement of confidentiality, (b) was publicly available prior to receipt from Subtenant or becomes publicly available after receipt from Subtenant through no fault of Sublandlord, (c) was received from a third party without breach of this Sublease or other obligations of confidentiality by a party, or (d) was developed independently of, and without the use of or access to, any Confidential Information exchanged pursuant to this Sublease.

(v) The exclusions to “Confidential Information” in (a)-(d) above, shall not apply to personal information or otherwise limit Sublandlord’s obligations with respect thereto.  Sublandlord may disclose Confidential Information of Subtenant to the limited extent such Confidential Information is required to be disclosed by Sublandlord by Law or pursuant to an order of any court or administrative body; provided that, with regard to each disclosure, Sublandlord, as applicable, shall provide Subtenant with prompt notice of such request or order, including copies of subpoenas or orders requesting such Confidential Information, shall cooperate reasonably with Subtenant in resisting the disclosure of such Confidential Information via a protective order or other appropriate legal action, and shall not make disclosure pursuant thereto until Subtenant has had a reasonable opportunity to resist such disclosure, unless Sublandlord is ordered otherwise.

(o) Confession of Judgement.

(i) CONFESSION OF JUDGMENT FOR POSSESSION.  UPON AN EVENT OF DEFAULT BY SUBTENANT BEYOND ALL APPLICABLE NOTICE AND CURE PERIOD OR THE EXPIRATION OF THE TERM, IT SHALL BE LAWFUL FOR ANY ATTORNEY OF ANY COURT OF RECORD TO APPEAR AS ATTORNEY FOR SUBTENANT AS WELL AS FOR ALL PERSONS CLAIMING BY, THROUGH OR UNDER SUBTENANT AND TO SIGN AN AGREEMENT FOR ENTERING IN ANY COMPETENT COURT AN ACTION IN EJECTMENT AGAINST SUBTENANT AND ALL PERSONS CLAIMING BY, THROUGH OR UNDER SUBTENANT AND THEREIN CONFESS JUDGMENT FOR THE RECOVERY BY SUBLANDLORD OF POSSESSION OF THE SUBLEASED PREMISES, FOR WHICH THIS SUBLEASE SHALL BE ITS SUFFICIENT WARRANT, WHEREUPON, IF SUBLANDLORD SO DESIRES, A WRIT OF POSSESSION OR OTHER APPROPRIATE WRIT UNDER THE PENNSYLVANIA RULES OF CIVIL PROCEDURE THEN IN EFFECT MAY ISSUE FORTHWITH,

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WITHOUT ANY PRIOR WRIT OR PROCEEDINGS; PROVIDED, HOWEVER, IF THIS SUBLEASE IS TERMINATED AND POSSESSION OF THE SUBLEASED PREMISES REMAIN IN OR BE RESTORED TO SUBTENANT, SUBLANDLORD SHALL HAVE THE RIGHT FOR THE SAME EVENT OF DEFAULT AND UPON ANY SUBSEQUENT EVENT OF DEFAULT OR EVENTS OF DEFAULT BY SUBTENANT, TO BRING ONE OR MORE FURTHER ACTION OR ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE SUBLEASED PREMISES AND CONFESS JUDGMENT FOR THE RECOVERY OF POSSESSION OF THE SUBLEASED PREMISES AS HEREIN ABOVE PROVIDED.

(ii) PROCEEDINGS.  IN ANY ACTION OF EJECTMENT, SUBLANDLORD SHALL FIRST CAUSE TO BE FILED IN SUCH ACTION AN AFFIDAVIT MADE BY IT OR SOMEONE ACTING FOR IT, SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF JUDGMENT, AND, IF A TRUE COPY OF THIS SUBLEASE (AND OF THE TRUTH OF THE COPY SUCH AFFIDAVIT SHALL BE SUFFICIENT EVIDENCE) BE FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A WARRANT OF ATTORNEY, ANY RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING.  SUBTENANT RELEASES TO SUBLANDLORD AND TO ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR SUBTENANT, ALL PROCEDURAL ERRORS IN SAID PROCEEDINGS AND ALL LIABILITY THEREOF. NOTHING CONTAINED IN THIS SUBLEASE SHALL BE CONSTRUED TO PREVENT SUBTENANT FROM FILING A PETITION TO OBTAIN OR STRIKE A JUDGMENT.

(iii) ACKNOWLEDGMENT OF CONFESSION OF JUDGMENT.  SUBTENANT CONFIRMS TO SUBLANDLORD THAT (I) THIS SUBLEASE AND THE FOREGOING WARRANT OF ATTORNEY HAVE BEEN NEGOTIATED AND AGREED UPON IN A COMMERCIAL CONTEXT; (II) SUBTENANT IS A BUSINESS ENTITY AND ITS PRINCIPALS ARE KNOWLEDGEABLE IN COMMERCIAL MATTERS; (III) SUBTENANT HAS CONSULTED WITH ITS OWN SEPARATE COUNSEL REGARDING THIS SUBLEASE; (IV) ON THE ADVICE OF ITS OWN SEPARATE COUNSEL, SUBTENANT HAS AGREED TO THE AFORESAID WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST SUBTENANT; AND (V) SUBTENANT UNDERSTANDS THAT IT IS WAIVING CERTAIN RIGHTS WHICH IT WOULD OTHERWISE POSSESS.

(Signatures on next page)

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IN WITNESS WHEREOF, this Sublease has been duly executed by Sublandlord and Subtenant as of the day and year first herein above written.

SUBLANDLORD:

TREVENA, INC.,

a Delaware corporation

By:_/s/ John M. Limongelli_____________

Name: John M. Limongelli______________

Title: SVP, General Counsel & CAO______

SUBTENANT:

THE VANGUARD GROUP, INC.,

a Pennsylvania corporation

By:_/s/ Tammy Virnig_________________

Name: _Tammy Virnig_________________

Title: __Principal_____________________

Signature Page to Sublease

DMEAST #35029637

List of Exhibits

Schedule 1 Base Rent Schedule

Exhibit AMaster Lease

Exhibit BSubleased Premises

Exhibit C Work Letter

Exhibit DList of FF&E

Exhibit EBuilding Rules and Regulations

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Schedule 1

Base Rent Schedule

Sublease Month	Base Rent/RSF	Monthly Rate
1	$0.00	$0.00
2 – 13	$26.50	$89,581.04
14 – 25	$26.50	$89,581.04
26 – 37	$ 27.00	$ 91,271.25

FIRST RENEWAL TERM
Sublease Month	Base Rent/RSF	Monthly Rate
38 – 49	$27.50	$92,961.46
50 – 61	$28.00	$94,651.67
62 – 73	$28.50	$96,341.88

SECOND RENEWAL TERM
Sublease Month	Base Rent/RSF	Monthly Rate
74 – 85	$29.00	$98,032.08
86 – 97	$29.50	$99,722.29
98 – November 30, 2027	$30.00	$ 101,412.50

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